Exhibit 10.2

River Bank & trust

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This River Bank & Trust Supplemental Executive Retirement Agreement (“Agreement”) is made and entered into this 1st day of January, 2022, between River Bank & Trust (“Bank”), a bank located in Prattville, AL, and Jason B. Davis (“Executive”).

Article 1

Benefits Tables

The following tables describe the benefits available to the Executive, or the Executive’s Beneficiary, upon the occurrence of certain events.  Capitalized terms have the meanings given them in Article 3.   Each benefit described in this Article 1 is in lieu of any other benefit herein described, and the benefit to which the Executive of Beneficiary is entitled shall be determined by the first event described herein to occur.  Any subsequent event (other than death during an installment payment of benefits) shall not entitle the Executive or Beneficiary to other or additional benefit payments).

Table A: Retirement Benefit

Normal Retirement Age (“NRA”) = Sixty-Eight (68)

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Executive’s Separation from Service from the Bank following attainment of Normal Retirement Age.	Amount of annual benefit equal to $50,000 per year (“Annual Benefit”).	Annual Benefit shall be distributed through monthly installments representing 1/12th of the Annual Benefit for the lifetime of the Executive with fifteen (15) years certain.

Payment shall commence on the first day of the month immediately following the month of Executive’s effective date of Separation from Service from the Bank and shall continue to be paid on the first day of each month thereafter for the lifetime of the Executive.

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Supplemental Executive Retirement Agreement

Table B: Benefit Available Prior to Normal Retirement Age

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Executive’s Separation from Service from the Bank prior to the Executive’s Normal Retirement Age.	Vested Accrued Liability Balance, as of the effective date of Executive’s Separation from Service from the Bank.

Vested Accrued Liability Balance shall be annuitized and distributed through equal monthly installments over a period of 180 months.  Notwithstanding the aforementioned monthly benefit distribution form, in the event such Vested Accrued Liability Balance is equal to or less than $100,000, such Vested Accrued Liability Balance shall be distributed in a single lump sum.

Distribution of the Vested Accrued Liability Balance shall begin/made within thirty (30) days following the effective date of the Executive’s Separation from Service from the Bank and if made in installments on the same day of each month thereafter for a total of 180 months.

Change in Control followed within twenty-four (24) months by Executive’s Involuntary Separation from Service from the Bank.	Accrued Liability Balance, as of the effective date of Executive’s Separation from Service from the Bank.	Single lump sum distribution.	Distribution of the Accrued Liability Balance shall be made within thirty (30) days following the effective date of the Executive’s Separation from Service.
Disability	Accrued Liability Balance, as of date of Disability. Interest of five percent (5%) will be credited to the Accrued Liability Balance benefit amount annually each Plan Year until the payments commence.

Accrued Liability Balance shall be annuitized and distributed through equal monthly installments over a period of 180 months.  Notwithstanding the aforementioned monthly benefit distribution form, in the event such Accrued Liability Balance is equal to or less than $100,000, such Accrued Liability Balance shall be distributed in a single lump sum.

Distribution of the Accrued Liability Balance shall be made/begin on the first business day of the eighteenth (18th) month following the Executive’s Disability and, if paid in installments, shall continue on the 1st day of each month thereafter for a total of 180 months.

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Supplemental Executive Retirement Agreement

Table C: Death Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Executive’s death while actively employed by the Bank.	Annual Benefit as provided for in Table A above.	Annual Benefit shall be annuitized and distributed through equal monthly installments over a period of 180 months.	Payments to Beneficiary shall begin within thirty (30) days following Executive’s death and continue on the same day of each month thereafter over the 180 month period.
Death during installment payout of benefit under Tables A or B	Remaining installment payments, if any, under Table A or B	Monthly installments over the remaining period of a fifteen (15) year period certain.	Beneficiary payments shall continue on same schedule as if Executive had lived over the remaining period of a fifteen (15) year period certain.

Article 2

Purpose

The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank.  The Bank promises to make certain payments to the Executive, or the Executive’s Beneficiary, at retirement, death, or upon some other qualifying event pursuant to the terms of this Agreement.

Article 3

Definitions and Construction

It is intended that this Agreement comply and be construed in accordance with Section 409A of the Internal Revenue Code (the “Code”).  It is also intended that the Agreement be “unfunded” and maintained for a select group of management or highly compensated employees of the Bank, for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to Executive or Beneficiary under the Code prior to actual receipt of benefits.

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

3.1

“Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement.  The Bank shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance, including, as applicable, FASB ASC Topics 715 and 960.  Accordingly, the Bank shall establish a liability retirement account for the Executive into which appropriate accruals shall be

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Supplemental Executive Retirement Agreement

made.

3.2	“Beneficiary” shall mean the person(s) designated by Executive, including the estate of Executive, entitled to a benefit under this Agreement in the event of Executive’s death.

3.3	“Board” shall mean the Board of Directors of the Bank.

3.4	“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable published authority or guidance.

3.5

“Disability” shall mean Executive, while actively employed by the Bank: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A.  Upon the request of the Plan Administrator, Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

3.6	“Good Reason” shall mean the occurrence of any of the following conditions without Executive’s consent:

(i)a material diminution in the Executive’s annual base compensation;

(ii)a material diminution in Executive’s authority, duties or responsibilities;

(iii)a material change in the geographic location at which Executive must perform services, provided, however, that any such relocation request shall not be considered a material change if such relocation is within a thirty five (35) mile radius of the office at which Executive was based on the Effective Date of this Agreement.

(iv)a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report or requiring Executive to report to a corporate officer instead of reporting directly to the Board;

(v)a material diminution in the budget over which Executive retains authority;

(vi)any other action or inaction that constitutes a material breach by the Bank of any agreement pursuant to which Executive performs services for the Bank.

Notwithstanding the preceding, however, none of such actions shall constitute “Good

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Supplemental Executive Retirement Agreement

Reason” unless (1) Executive provides the Bank notice of the existence of such condition within ninety (90) days of the initial existence thereof specifically identifying the acts or omissions constituting the grounds for Good Reason and a period of at least thirty (30) days following such notice within which to remedy such condition, and (2) Executive’s Separation for Service occurs within the two-year period following the initial existence of such condition.

3.7	“Effective Date” shall mean January 1, 2022.

3.8

“Involuntary Separation from Service” shall mean that the Bank terminates Executive’s employment at any time before Executive’s Normal retirement Age and such termination is not considered a Termination for Cause.  A Separation from Service for Good Reason, as defined above, will also be treated as an Involuntary Separation from Service.

3.9

“Plan Year” shall mean each a twelve (12) month period commencing on January 1 and ending on December 31 of each year.  The initial Plan Year shall commence on the Effective Date of the Agreement and end on the following December 31.

3.10

“Separation from Service” shall mean that Executive has retired or otherwise has a termination of employment with the Bank and all of its affiliates, within the meaning of Treasury Regulations Section 1.409A-1(b)(3).  For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date, or that the level of bona fide services Executive would perform after such date (whether as an  employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an  employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank and/or its affiliates if the Executive has been providing services to the Bank and/or its affiliates less than 36 months).  Facts and circumstances to be considered in making this determination include, but are not limited to, whether Executive continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. A Separation from Service will not be deemed to have occurred while Executive is on military leave, sick leave, or other bona fide leave of absence, provided the period of such leave of absence does not exceed six months or, if longer, so long as Executive has the right to reemployment with the Bank under an applicable statute or by contract, or in the event of a medical or disability leave of absence, pursuant to Treasury Regulation Section 1.409A -1(h)(1)(i), provided such leave of absence does not exceed a period of 29 months.

3.11	“Termination for Cause” shall mean a termination of employment for:

(a)	Gross negligence or gross neglect of duties to the Bank; or
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

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Supplemental Executive Retirement Agreement

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.

3.12	“Vested Accrued Liability Balance” shall mean a percentage of the Accrued Liability Balance earned by Executive in the following manner:

Total Years of Service	Vested Percentage
1	10%
2	20%
3	30%
4	40%
5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

Executive’s vested percentage shall be determined as of the Plan Year ending immediately prior to Executive’s Separation from Service.  No vesting credit will be granted for a partial Year of Service. Notwithstanding anything to the contrary contained herein, Executive shall be one hundred percent (100%) vested in their Accrued Liability Balance upon their attainment of their Normal Retirement Age.

3.12

“Voluntary Separation from Service” shall mean Executive’s Separation from Service prior to Normal Retirement Age for reasons other than death, Disability, Involuntary Separation from Service, or Termination for Cause.

3.13

”Year(s) of Service” shall mean each consecutive twelve (12) month period, commencing on the Effective Date of this Agreement (and continuing until Executive reaches the Normal Retirement Age), during which Executive is actively employed on a full-time basis with the Bank and participating in this Agreement.

Article 4

Distributions During Lifetime

4.1

Restriction on Timing of Distributions.  Notwithstanding anything to the contrary contained herein and solely to the extent necessary to avoid penalties under Section 409A of the Code, distributions under this Agreement may not commence earlier than six (6) months after a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Section 409A of the Code, Executive is considered a “specified employee” of a publicly-traded company.  In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service.  If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on

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Supplemental Executive Retirement Agreement

the first day of the seventh month, after which all installment payments shall be made on their regular schedule.  If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

4.2

Distributions Upon Income Inclusion Under Section 409A of the Code.  If any amount is required to be included in income by Executive prior to receipt due to a failure of this Agreement to meet the requirements of Section 409A of the Code, Executive may petition the Plan Administrator for a distribution of that portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder that is required to be included in Executive’s income.  Upon the grant of such petition, which grant shall not be unreasonably withheld, the Bank shall distribute to Executive immediately available funds in an amount equal to the portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Section 409A of the Code, within ninety (90) days of the date when Executive’s petition is granted.  Such a distribution shall effect and reduce Executive’s benefits to be paid under this Agreement.

4.3

Executive Election and Other Changes in Form or Timing of Distributions.  Executive may, with approval of the Plan Administrator, and subject to the provisions of this Section, elect to change the time or form of payment of benefits hereunder in accordance with procedures established by the Plan Administrator and by completing such forms, whether in writing or electronically, as may be required by the Plan Administrator.

Any change to the form or timing of distributions hereunder, whether by election of Executive, amendment of this Agreement or otherwise, shall be considered made only when it becomes irrevocable under the terms of the Agreement.  Any change will be considered irrevocable not later than thirty (30) days following acceptance of Executive’s election or other change by the Plan Administrator and must meet each of the following requirements:

(1)	The Executive’s election or other change may not accelerate the time or schedule of any distribution, except as provided in Treasury Regulation Section 1.409A-3(j)(4);
(2)	The change may not take effect until at least twelve (12) months after the date on which the change is elected;
(3)

The payment (except in the case of death, Disability, or Unforeseeable Emergency)  for which the change is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(4)	In the case of a payment made at a specified time, the change must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Article 5

Beneficiary

5.1

Beneficiary.  Executive shall have the right to name a Beneficiary of the death benefit, if any, described in Article 1 herein.  Executive shall have the right to name such Beneficiary at any time prior to Executive’s death and submit it to the Plan Administrator (or Plan

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Supplemental Executive Retirement Agreement

Administrator’s representative) on the form provided.  Once received and acknowledged by the Plan Administrator, the form shall be effective.  Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator.  Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

5.2

Failure to Designate a Beneficiary.  If Executive dies without a valid Beneficiary designation on file with the Plan Administrator, Executive’s surviving spouse, if any, shall become the designated Beneficiary.  If Executive has no surviving spouse, death benefits shall be paid to the personal representative of Executive’s estate.

5.3

Facility of Distribution.  If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any distribution of a benefit shall be a distribution for the account of Executive and/or the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 6

General Limitations

6.1

Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, Executive shall forfeit all rights and the Bank shall not distribute any benefit under this Agreement in the event of Executive’s Termination for Cause.

6.2

Removal.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

6.3

Suicide or Misstatement.  The Bank shall not pay any benefit under this Agreement if Executive commits suicide within three (3) years after the date of this Agreement.  In addition, the Bank shall not pay any benefit under this Agreement if Executive has made any material misstatement of fact on an employment application or resume provided to the Bank, or on any application for any benefits provided by the Bank to Executive.

Article 7

Administration of Agreement

7.1

Plan Administrator Duties.  The Bank shall be the Plan Administrator under this Agreement, unless the Board appoints a committee to be the Plan Administrator. The Board may appoint a Committee (“Committee”) of one or more individuals in the employment of Bank for the purpose of discharging the administrative responsibilities of the Bank under this Agreement. The Board may remove a Committee member for any reason by giving such member ten (10) days’ written notice and may thereafter fill any vacancy thus created.

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Supplemental Executive Retirement Agreement

The Committee shall represent the Bank in all matters concerning the administration of this Agreement; provided however, the final authority for all administrative and operational decisions relating to the Agreement remains with the Bank.

7.2

Authority of Plan Administrator.  The Plan Administrator shall have full power and authority to adopt rules and regulations for the administration of the Agreement, provided they are not inconsistent with the provisions of this  Agreement, and Section 409A of the Code, to interpret, alter, amend or revoke any rules and regulations so adopted, to enter into contracts on behalf of the Bank with respect to this Agreement, to make discretionary decisions under this Agreement, to demand satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under the Agreement, and to perform any and all administrative duties under this Agreement.

7.3

Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

7.4

Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

7.5

Indemnity of Plan Administrator The Bank shall indemnify, hold harmless, and defend any individual serving as Plan Administrator and/or any individuals serving as the members of the Committee appointed as Plan Administrator against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

7.6

Annual Statement.    The Bank shall provide to Executive an annual statement setting forth the benefits distributable under this Agreement determined as of the end of each calendar year.  Such annual statement shall be provided as soon as possible after the close of each calendar year.

Article 8

Claims and Review Procedures

8.1Claims Procedure.  If Executive, beneficiary or his or her representative (“Claimant”) is denied all or a portion of an expected Agreement benefit for any reason and Executive, beneficiary or his or her representative desires to dispute the decision of the Plan Administrator, he or she must file a written notification of his or her claim with the Plan Administrator, as follows:

8.1.1

Initiation – Written Claim.  Upon receipt of any written claim for benefits, the Plan Administrator shall be notified and shall give due consideration to the claim presented.  If any Claimant claims to be entitled to benefits under the Agreement

River Bank & Trust

Supplemental Executive Retirement Agreement

and the Plan Administrator determines that the claim should be denied in whole or in part, the Plan Administrator shall, in writing, notify such Claimant within ninety (90) days  of receipt of the claim that the claim has been denied.  The Plan Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Plan Administrator determines that such an extension is necessary because of special circumstances and notifies the Claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision.

8.1.2

Notice of Decision. If the claim is denied to any extent by the Plan Administrator, the Plan Administrator shall furnish the Claimant with a notice, written in a manner calculated to be understood by the Claimant, setting forth:

(a)the specific reason or reasons for denial of the claim;

(b)	a specific reference to the Agreement provisions on which the denial is based;
(c)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;
(d)	an explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	a statement of Claimant’s right to bring a civil action under ERISA Section 5.02(a) following an adverse benefit determination on review.

Under no circumstances shall any failure by the Plan Administrator to comply with the provisions of this Section 8.1 be considered to constitute an allowance of the Claimant’s claim.

8.2

Review Procedure.  A Claimant who has a claim denied wholly or partially under Section 8.1 may appeal to the Plan Administrator for reconsideration of that claim.  A request for reconsideration under this Section 8.2 must be filed by written notice within sixty (60) days after receipt by the Claimant of the notice of denial under Section 8.1.2.  The Claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

8.2.1

Considerations on Review. Upon receipt of an appeal the Plan Administrator shall promptly take action to give due consideration to the appeal.  Such consideration may include a hearing of the parties involved, if the Plan Administrator feels such a hearing is necessary.  In preparing for this appeal the Claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments.  After consideration of the merits of the appeal the Plan Administrator shall issue a written decision which shall be binding on all parties.  The decision shall specifically state its reasons and pertinent Agreement provisions on which it relies.

8.2.2	Timing of Plan Administrator Response. The Plan Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Plan

River Bank & Trust

Supplemental Executive Retirement Agreement

Administrator may extend the period of time for making a determination with respect to any claim for an additional sixty (60) day period , provided that the Plan Administrator determines that such an extension is necessary because of special circumstances and notifies the Claimant, prior to the expiration of the initial sixty (60) day  period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision.  Under no circumstances shall any failure by the Plan Administrator to comply with the provisions of this Section 8.2. be considered to constitute an allowance of the Claimant’s claim.

8.2.3

Notice of Decision.  The Plan Administrator shall notify the Claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based; and
(c)

A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and

(d)	A statement of Claimant’s right to bring a civil action under ERISA Section 502(a).

8.3

Designation.  The Plan Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.  Any person so designated shall have the same authority and discretion granted to the Plan Administrator hereunder.

Article 9

Amendments and Termination

9.1

Amendments.  This Agreement may be amended only by a written agreement signed by the Bank and Executive.  However, the Bank may unilaterally amend this Agreement to conform to written directives to the Bank from its auditors or bank regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder. Notwithstanding the preceding, no such amendments shall effect the time or manner of the payment of benefits under this Agreement, except as provided in Section 4.4 hereof.

9.2

Plan Termination – Generally.  This Agreement may be terminated only by a written agreement signed by the Bank and Executive.  Except as provided in Section 9.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Article I.

9.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 9.2, if this Agreement terminates in the following circumstances:

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Supplemental Executive Retirement Agreement

(a)

Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement and required to be aggregated with this Agreement pursuant to Treasury Regulations Section 1.401A-1(c)(2) are terminated and liquidated as to all participants that experience the Change in Control so  that Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)

Within twelve (12 months of the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in  Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)

Upon the Bank’s termination and liquidation of this and all other arrangements that  are required to be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if  Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangements that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the appropriate benefit as provided for within this Agreement and determined as of the date of the termination of the Agreement, to Executive in a lump sum subject to the above terms.

Article 10

Miscellaneous

10.1	Binding Effect. This Agreement shall bind Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

10.2

No Guarantee of Employment.  This Agreement is not a contract for employment.  It does not give Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank's right to discharge Executive.  It also does not require Executive to remain an employee nor interfere with Executive's right to terminate employment at any time.

10.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. Executive acknowledges that the Bank’s sole

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Supplemental Executive Retirement Agreement

liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority (ies).

10.5

Applicable Law.  This Agreement shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, Code Section 409(A), Treasury Regulation § 1.409A and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Agreement shall be governed by the laws of the state where the Bank’s primary corporate headquarters is located, except to the extent preempted by the laws of the United States of America.

10.6

Unfunded Arrangement.  Executive is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Bank to distribute such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on Executive's life or other informal funding asset is a general asset of the Bank to which Executive has no preferred or secured claim.

10.7

Reorganization.  The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

10.8

Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and Executive as to the subject matter hereof.  No rights are granted to Executive by virtue of this Agreement other than those specifically set forth herein.

10.9

Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

10.10

Alternative Action.  In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

10.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

10.12

Validity.  If any provision of this Agreement is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed and enforced as if such provision had not been included therein.

10.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or

River Bank & Trust

Supplemental Executive Retirement Agreement

sent by registered or certified mail, to the address below:
River Bank & Trust
Attn: Human Resources
2611 Legends Drive
Prattville, AL 36066

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Any notice or filing required or permitted to be given to Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of Executive.

10.14

Right to Setoff.  The Bank may, to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4)(iii) and other applicable law, deduct from and setoff against any amounts payable to Executive from this Agreement such amounts as may be owed by Executive to the Bank, although Executive shall remain liable for any part of the Executive’s payment obligation not satisfied through such deduction and setoff.  By participating in the Agreement, Executive agrees to any deduction or setoff under this Section 10.14, which is allowed by law.

10.15

Limitation on Actions. Executive or Beneficiary who disagrees with a denial of his appealed claim under Article 9 of this Agreement must file any complaint in a federal District Court to dispute such determination (a) within three (3) years of the earlier of the date on which such claim for benefits first accrued or arose under the terms of the Agreement, or (b) within one (1) year after the such claim was denied upon appeal, or deemed denied under Article 9 hereof.

10.16

No Guarantee of Tax Consequences. While the Agreement is intended to provide tax deferral for Executive, the Agreement is not a guarantee that the intended tax deferral will be achieved.  Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Agreement.  Neither the Bank nor any of its directors, officers or employees shall have any obligation to indemnify or otherwise hold Executive harmless from any such taxes.

10.17

Opportunity to Consult with Independent Advisors.  Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect Executive's right to these benefits, and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances Executive acknowledges and agrees shall be the sole responsibility of Executive notwithstanding any other term or provision of this Agreement.  Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal

River Bank & Trust

Supplemental Executive Retirement Agreement

representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 10.17.  Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

IN WITNESS WHEREOF, Executive and a duly authorized representative of the Bank have signed this Agreement as of the date indicated above.

EXECUTIVE:		BANK:

RIVER BANK & TRUST

By		By
	Jason B. Davis		Jimmy Stubbs
Title	EVP & CFO	Title	Chief Executive Officer

River Bank & Trust

Supplemental Executive Retirement Agreement

BENEFICIARY DESIGNATION FORM

(   )New Designation

(   )Change in Designation

I, ______________________, designate the following as Beneficiary under the Agreement:

Primary: _______________________________________________________________ Name Relationship _______________________________________________________________ Name Relationship	_____% _____%

Contingent:

_______________________________________________________________

Name                                                                                                                              Relationship

_______________________________________________________________

Name                                                                                                                              Relationship

_______________________________________________________________

Name                                                                                                                              Relationship

_____% _____% _____%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
•	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
•	To name your estate as beneficiary, please write “Estate of [your name]”.
•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.

Name:

Signature:	Date:

Received by the Plan Administrator this _____ day of __________________, 2017

By:

Title: